EXHIBIT 10.35
Tiffany & Co.
Share Ownership Policy for Executive Officers and Directors

Adopted July 20, 2006, Amended and Restated March 15, 2007, March 21, 2013, September 18, 2013, March 20, 2014, November 19, 2014, November 15, 2017 and June 4, 2019

This Policy was adopted on July 20, 2006 (the “Adoption Date”) by the Board of Directors (the “Board”) of Tiffany & Co. (the “Corporation”) for those who were then, or who were subsequently designated, “executive officers” by the Board. This Policy was revised on March 15, 2007, to include directors of the Corporation; on March 21, 2013, to address pledged securities; on September 18, 2013, to remove the requirement to own a Significant Portfolio by any specific date, to eliminate the practice of counting vested options from the calculation of a Significant Portfolio, and to specify the Restrictions on Disposition for executive officers and directors who do not own a Significant Portfolio; on March 20, 2014, to clarify the calculation of a Significant Portfolio; on November 19, 2014, to apply restrictions on disposition to Net Incentive Stock as that term is defined below; on November 15, 2017, to incorporate clarifying and administrative changes; and on June 4, 2019, to reflect that Company policy no longer permits executive officers or directors to pledge Company securities. This Policy applies to the ownership of Common Stock.

Defined Terms:

For the purposes of this Policy the following words and phrases shall have the meanings ascribed to them:

“Acquisition Costs” means the sum of the following costs incurred by a Covered Person to acquire Common Stock upon the exercise of a stock option issued to the Covered Person by the Corporation or the vesting of a restricted stock unit issued to the Covered Person by the Corporation: (i) tax withholding obligations of the employer of the executive officer associated with such exercise or vesting; (ii) tax payments made by a director to the extent reasonably necessary to satisfy the income tax obligations of the director, both federal and state, associated with such exercise or vesting; and (iii) payment to the Corporation of the stock option exercise price (“strike price”).

“Annual Calculation Date” means the close of trading on the first date on or after April 1 of each year on which the Common Stock trades on The New York Stock Exchange.

“Beneficial Ownership” shall have the same meaning as under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 and shall, for the avoidance of doubt, include (A) Common Stock held by members of the Covered Person’s immediate family sharing the same household provided that the presumption of such beneficial ownership has not been rebutted by the Covered Person and (B) the Common Stock conversion value of restricted stock units issued under the Corporation’s 2008 Directors Equity Compensation Plan or the 2017 Directors Equity Compensation Plan, which have vested but will not be delivered until retirement of the applicable director from the Board, but shall not include the Covered Person’s right to acquire Common Stock through the exercise or conversion of any derivative security, including Common Stock issuable by the Company on the exercise of a stock option or the vesting of a restricted stock unit.

“Common Stock” means the common stock of the Corporation, $.01 par value, but the term Common Stock shall not refer to options to purchase Common Stock or restricted stock units prior to vesting.

“Covered Person” means a director or an executive officer of the Corporation.

“Director” means a director of the Corporation but a director of the Corporation who is also an executive officer shall not be deemed a Director for purposes of this policy.

“Disposition” means any transaction which would cause the Covered Person to cease to be the Beneficial Owner of Common Stock including any withholding of shares that would be issued by the Corporation to cover Acquisition Costs.

“Financial Hardship” means an immediate and heavy financial need of the Covered Person (including that of his spouse or any dependent), as so determined by the Board on application from the Covered Person, not in excess of the amount required to relieve such financial need, and only if, and to the extent, such need cannot be satisfied from other resources reasonably available to the executive officer or Director (including assets of his or her spouse and minor children reasonably available to him or her).

“Net Incentive Stock” means that number of shares of Common Stock issued to a Covered Person or to his or her brokerage account as the result of (i) the exercise of a stock option issued to the Covered Person by the Corporation or (ii) the vesting of a restricted stock unit issued to the Covered Person by the Corporation. For the avoidance of doubt, shares of Common Stock that are withheld by the Corporation to pay withholding taxes or the exercise or “strike price” associated with the exercise of a stock option or the vesting of a restricted stock unit shall not be deemed to be “issued” for purposes of this definition.

“Qualified Domestic Relations Order” means a judgment, decree or order (including approval of a property settlement agreement) made pursuant to a state domestic relations law (including community property law) that relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Covered Person and which requires the Covered Person to make a transfer or sale of Common Stock.

“Significant Portfolio” means for the Covered Person in question, shares of Common Stock Beneficially Owned having a value equal to or greater than the multiple of annual salary set forth below, or in the case of Directors, the multiple of the Director’s annual Board cash retainer (exclusive of supplemental retainer for committee chairs, lead Director and non-executive chairman):

Chief Executive Officer - five times;
Director - five times;

President - four times;
Executive Vice Presidents - three times; and
Senior Vice Presidents - two times.

For purposes of determining the amount of shares constituting a Significant Portfolio, shares of Common Stock will be valued at the mean of the high and low trading prices on The New York Stock Exchange on the last Annual Calculation Date.

“Significant Portfolio Owner”: a Covered Person will be deemed to be a Significant Portfolio Owner if he or she Beneficially Owned a Significant Portfolio as of the last Annual Calculation Date that has occurred prior to the date of any proposed Disposition; provided, however, that a Covered Person who did not Beneficially Own a Significant Portfolio as of the last Annual Calculation Date shall be deemed to be a Significant Portfolio Owner on any subsequent date before the next Annual Calculation Date if he or she then Beneficially Owns, on such subsequent date, a Significant Portfolio.

A. Basic Policy

It is the policy of the Board that each Covered Person will be subject to the Restrictions on Disposition set forth in Section C.

B. Valuation

For purposes of this Policy, shares of Common Stock will be valued at the mean of the high and low trading prices on The New York Stock Exchange on the last Annual Calculation Date; provided, however, that, in calculating Net Incentive Stock with respect to a proposed Disposition, the trading price of the Common Stock for such Disposition shall be used to determine the number of shares of Common Stock to be withheld by the Corporation to pay withholding taxes or the strike price associated with the exercise of a stock option. Following each Annual Calculation Date, the Secretary of the Corporation will inform each Covered Person whether he or she is deemed a Significant Portfolio Owner as of such Date.

C. Restrictions on Disposition

1. A Covered Person who is deemed a Significant Portfolio Owner will not engage in any Disposition that would cause him or her to cease to Beneficially Own a Significant Portfolio (on the basis of the number of shares of Common Stock Beneficially Owned on the date of any proposed Disposition).

2. A Covered Person who is not deemed a Significant Portfolio Owner shall not engage in any Disposition except as follows:

(i)	a Disposition of Net Incentive Stock, but not in excess of fifty percent (50%) of the Net Incentive Stock issued as a consequence of any vesting or exercise;

(ii)	a Disposition made under circumstances constituting a Financial Hardship; or

(iii)    a Disposition made pursuant to a Qualified Domestic Relations Order.

3. The following examples are offered by way of illustration and not for purposes of limitation:

Example 1:
A Covered Person who is not a Significant Portfolio Owner exercises a stock option for 1,000 shares. The Company withholds 600 shares to cover the exercise or “strike” price associated with such exercise, and an additional 200 shares to pay withholding taxes. The Covered Person receives a net amount of 200 shares. He may sell up to 100 of the shares issued to him by the Company. He must retain 100 shares in his account to build a Significant Portfolio.

Example 2:
A Covered Person who is not a Significant Portfolio Owner is granted 2,000 Performance-based Restricted Stock Units. 1,000 of these units vest at the end of the performance period; 500 of these units are withheld by the Corporation to cover Acquisition Costs and 500 are transferred to the account of the Covered Person. The Covered Person may sell up to 250 of the shares issued to him by the Company. He must retain 250 shares in his account to build a Significant Portfolio.

D. Other Matters

Nothing contained in this Policy shall compel any transaction or excuse compliance with applicable law or with the Corporation’s policies, including the Corporation’s policies with respect to trading on insider information or engaging in speculative transactions in the Common Stock. Nothing contained herein shall be deemed to alter the terms of any stock option or other equity award grant made under the Corporation’s equity award plans.